Exhibit 3.295

CERTIFICATE OF FORMATION

OF

SJMC, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is SJMC, LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805

THIRD: the name and address of the Company’s registered agent for service of process is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of November 25, 1998.

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Authorized Person